Exhibit 99.1
DATE: November 30, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS SIGNING OF DEFINITIVE AGREEMENT TO DIVEST LASERSCOPE AESTHETICS BUSINESS
Total Consideration Could Reach $37 Million Dollars
MINNEAPOLIS, November 30, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported that today it signed a definitive agreement to sell the assets of its aesthetics division acquired via the Laserscope acquisition to IRIDEX Corporation (NASDAQ: IRIX) for total consideration estimated at up to $37 million. The transaction is anticipated to close no later than January 31, 2007.
The transaction calls for $28 million in total consideration to be paid to AMS at closing, with up to an additional $9 million in cash to be paid for any remaining inventory at the end of a six to nine month manufacturing transition period. The net after-tax cash proceeds resulting from this transaction will be used to pay down the Company’s long-term debt. The Company will file a Form 8-K with the Securities and Exchange Commission no later than December 6, 2006 disclosing further details of the transaction.
Martin J. Emerson, President and Chief Executive Officer, commented, “We are very pleased with the results of our aesthetics division divestiture process which we believe has produced attractive terms in a relatively short timeframe. Our highest priorities in the process, which included appropriate pricing and a relatively short transition period, were met with the agreement signed today. Importantly, for the customers and the employees of our aesthetics division, IRIDEX is a company with a history of success in this field. I am further encouraged by the fact that IRIDEX is fully committed to building upon the reputation and relationships that have been built across the globe by our aesthetics employees.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.

American Medical Systems
November 30, 2006

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Jill Burchill
Interim Chief Financial Officer
952-930-6118
Jill.Burchill@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com